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                                                December 10, 2001



Armor Holdings, Inc.
1400 Marsh Landing Parkway, Suite 112
Jacksonville, FL 32250



         Re: Lock-Up Agreement
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Dear Sirs:

         The undersigned, Warren B. Kanders, a director of Armor Holdings, Inc., a Delaware corporation (the "Company"), in recognition of the benefit that this letter agreement will confer upon the Company and undersigned, as a director and/or stockholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with the Company that from the date hereof until the date of the Company's 2002 annual meeting of stockholders, the undersigned will not, without the prior written consent of the Chairman of the Board of Directors of the Company, directly or indirectly, other than pursuant to the (i) currently proposed public offering of the Company's common stock, par value $.01 per share (the "Common Stock"), (ii) receipt of stock options from the Company, or (iii) exercise of the Company's stock options (but not sale of shares underlying such options), (x) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company's Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or cause to be filed any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or
(y) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.




                                                  Very truly yours,




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